UNDERWRITING AGREEMENT

Schedule A

As of March 15, 2018

Rational Dividend Capture VA Fund

Rational Insider Buying VA Fund

Rational Dynamic Brands Fund

Rational Dividend Capture Fund

Rational/ReSolve Adaptive Asset Allocation Fund

Rational Dynamic Momentum VA Fund

Rational Iron Horse Fund

Rational Hedged Return Fund

Rational Risk Managed Emerging Markets Fund

Rational Strategic Allocation Fund

Rational/NuWave Enhanced Market Opportunity Fund

Rational Select Asset Fund

Rational Income Opportunities Fund

Trend Aggregation Dividend and Income Fund

Trend Aggregation Growth Fund

Rational Distributed Ledger Technology Fund